UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 9, 2016

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2016, Earvin “Magic” Johnson, Jr. informed Square, Inc. (the “Company”) that he would resign as a member of the board of directors of the Company (the “Board”) effective immediately. Mr. Johnson’s resignation was not a result of any disagreements with the Company on any matter relating to the Company’s operations, policies, or practices. A copy of Mr. Johnson’s resignation letter is attached as Exhibit 17.1 to this Current Report on Form 8-K.

On May 12, 2016, the Board appointed Paul Deighton to the Board as a Class I director and nominated Paul Deighton for election as a Class I director at the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”). Paul Deighton, age 60, previously served as the United Kingdom’s Commercial Secretary to the Treasury, the Chief Executive Officer of the London Organising Committee for the Olympic Games and Paralympic Games, and as a partner at Goldman Sachs. There are no family relationships between Paul Deighton and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As of the filing of this Current Report on Form 8-K, the Board has determined that Paul Deighton will not serve on any committee of the Board. He will receive the Company’s standard remuneration for non-employee directors, as described in the proxy statement relating to the Annual Meeting. Paul Deighton will also execute the Company’s standard form of indemnification agreement.

A copy of the press release announcing these events is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Company will file a supplement to its proxy statement for the Annual Meeting to reflect the changes described in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Resignation Letter, dated May 9, 2016.

99.1	Press Release, dated May 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

By:	/s/ Dana R. Wagner
Dana R. Wagner General Counsel

Date: May 13, 2016

EXHIBIT INDEX

Exhibit No.	Description

17.1	Resignation Letter, dated May 9, 2016.

99.1	Press Release, dated May 13, 2016.